Exhibit 10.2





                      SECOND AMENDMENT TO CREDIT AGREEMENT





                                  by and among


                                   ELDERTRUST,
                    a Maryland real estate investment trust,


                    ELDERTRUST OPERATING LIMITED PARTNERSHIP,
                         a Delaware limited partnership,


                                 VARIOUS BANKS,


                                       and



                      GERMAN AMERICAN CAPITAL CORPORATION,
                             as Administrative Agent










------------------------------------------------------------------------------


                           Dated as of March 31, 1999


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

                      SECOND AMENDMENT TO CREDIT AGREEMENT

                  This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of March 31, 1999 (this "Agreement"), by and among ELDERTRUST (the "REIT"), a Maryland real estate investment trust, ELDERTRUST OPERATING LIMITED PARTNERSHIP (the "Borrower"), a Delaware limited partnership, the Banks from time to time party to the Credit Agreement (defined below), and GERMAN AMERICAN CAPITAL CORPORATION (the "Administrative Agent").

                  Unless the context otherwise requires, all capitalized terms used in this Agreement shall have the respective meanings set forth herein or in that certain Credit Agreement dated as of January 30, 1998 (as amended by a First Amendment to Credit Agreement dated as of January 29, 1999 (the "First Amendment") and as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the REIT, the Borrower, the various Banks that from time to time become parties under the Credit Agreement, Deutsche Bank AG, New York Branch (as Issuing Bank) and the Administrative Agent.


                              W I T N E S S E T H :


                  WHEREAS, certain Defaults have occurred under the Credit Agreement and the other Credit Documents, as more particularly described in the letter dated March 1, 1999 from the REIT to the Administrative Agent, a copy of which is annexed hereto as Exhibit A (the "Default Letter"); and

                  WHEREAS, the Borrower and the REIT have requested, and the Banks have agreed, to (i) waive the Defaults specified in the Default Letter,
(ii) extend the Maturity Date of the Loans which have heretofore been made to the Borrower, and (iii) otherwise modify the Credit Agreement in certain respects, in each case, on and subject to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed:

                  1. Extension of Maturity Date. Effective on the Effective Date (as defined below), the Maturity Date of the Loans shall be extended from April 30, 1999 to January 1, 2000.

                  2. Limited Future Borrowings. Effective on the Effective Date, no future Borrowings of Loans shall be permitted except for Borrowings of Loans to be used (i) to pay Dividends to shareholders in the REIT in accordance with
Section 8.03 of the Credit Agreement, (ii) to fund draw requests under Mortgage

Loans that are construction loans, (iii) to pay costs and expenses associated with this Agreement as approved by the Administrative Agent, (iv) to meet scheduled payment obligations in respect of Indebtedness of the REIT and its Subsidiaries permitted pursuant to the Credit Documents, or (v) to pay costs and expenses incurred in the ordinary course of business to the extent such costs have been reasonably approved by the Administrative Agent; provided, however, that the aggregate maximum principal amount of Loans that may be incurred shall not exceed $100,545,598. The parties hereto acknowledge and reconfirm that, pursuant to the First Amendment, (i) Letters of Credit are no longer available under the Credit Documents, and (ii) additions to the Borrowing Base are no longer permitted.

                  3. Interest Rate. Effective on the Effective Date, from and after June 1, 1999, the definition of "Applicable Margin" set forth in the Credit Agreement shall be restated in its entirety as follows:

                  " "Applicable Margin" shall mean: (a) with respect to a Eurodollar Loan, 2.75%, and (b) with respect to a Base Rate Loan, 1.5%."

                  4. Reserve Account. The following Reserve Account provisions shall be effective from and after the Effective Date:

                  (a) Establishment of Account. The Borrower shall, prior to the Effective Date, establish with First Union National Bank or such other institution as may be reasonably acceptable to the Administrative Agent (the "Bank"), in the name of the Administrative Agent, a trust account, Account Number 2000003210866 (the "Reserve Account"), for the purposes specified herein. Only the Income (as hereinafter defined) of the REIT and its Subsidiaries and other amounts permitted or required to be deposited therein pursuant hereto shall be deposited in the Reserve Account, in accordance with the terms hereof. The Reserve Account shall be under the sole dominion and control of the Administrative Agent, and the Administrative Agent shall have the sole right to make withdrawals from the Reserve Account and to exercise all rights with respect to the Account Collateral (as hereinafter defined) on deposit therein from time to time; provided, however, that so long as no Default or Event of Default shall exist under the Credit Documents, the Administrative Agent shall make disbursements of the Account Collateral, from time to time in accordance herewith. All Account Collateral on deposit from time to time in the Reserve Account shall be held in the Reserve Account in accordance with the provisions hereof. The Administrative Agent may, in its discretion, employ a servicer to service and manage the Reserve Account on its behalf.

                  (b) Deposit of Funds. The REIT and its Subsidiaries shall cause all of their Income to be deposited into the Reserve Account immediately upon receipt thereof by the REIT, any of its Subsidiaries or any of their respective employees, agents or contractors, including, without limitation, Property Managers. For purposes hereof, the term "Income" shall mean all income, rents and revenues of the REIT and its Subsidiaries of every type and nature whatsoever, including, without limitation, rents, issues and profits from the Properties, debt service on Mortgage Loans, proceeds of asset refinancings, sales and other dispositions, proceeds of insurance and condemnation awards, but excluding all amounts required to be paid by the REIT, the Borrower or any of their Subsidiaries into any form of lockbox, cash collateral, escrow, reserve or other security account, including without limitation, the "Distribution Account" under the indebtedness encumbering the Properties known as the NDNE Properties, pursuant to the terms of any Indebtedness incurred prior to the Effective Date and permitted pursuant to the terms of the Credit Documents.

                  (c) Disbursement of Account Collateral. Provided that no Default or Event of Default has occurred and is continuing, the Administrative Agent shall disburse on a daily basis the Account Collateral on deposit from time to time in the Reserve Account to an account of the Borrower established at the Bank. Notwithstanding the foregoing, at any time following the occurrence of any Default or Event of Default that has been cured or waived, the Administrative Agent may, in its sole discretion, elect by written notice to the Borrower to activate the following provisions and disburse and apply the Account Collateral on deposit from time to time in the Reserve Account in the following manner:

                  (i) First, the Administrative Agent shall disburse to the Borrower within 3 Business Days of its receipt of a certificate of an authorized officer of the Borrower certifying the amounts and due dates therefor, the amounts required for the payment of real estate taxes and insurance premiums in respect of the Properties due in the instant calendar month, or, at the election of the Administrative Agent, the Administrative Agent may make any or all of such payments directly to the Persons entitled thereto on behalf of the REIT and its Subsidiaries;

                  (ii) Second, the Administrative Agent shall, on the due dates therefor, apply the Account Collateral to the interest payments due in respect of the Loans;

                  (iii) Third, the Administrative Agent shall disburse to the Borrower, not more frequently than monthly, the amounts required to pay operating expenses in respect of the Properties and/or in respect of the businesses and operations of the REIT and its Subsidiaries, as applicable, including, without limitation, debt service and other amounts owing to the holders of Indebtedness and management fees due to Property Managers, to the extent such operating expenses (x) are payable in the instant calendar month, (y) are included in a current budget for the related Property or for the businesses and operations of the REIT or the related Subsidiary, as applicable, that has been approved by the Administrative Agent and (z) have been duly requisitioned by the Borrower at least 3 Business Days in advance pursuant to a certificate of an authorized officer of the Borrower certifying the amounts and due dates therefor, and that such amounts are covered by the approved budgets referred to in clause (y) above; and

                  (iv) Fourth, after disbursement and application of the Account Collateral in each calendar month in the manner provided above, the balance of the Account Collateral on deposit from time to time in the Reserve Account shall be retained in the Reserve Account as additional security for the Obligations.

                  Notwithstanding the foregoing provisions of this Paragraph 4, for so long as any Default or Event of Default has occurred and is continuing, the Administrative Agent (i) shall have no obligation to make disbursements of Account Collateral, (ii) shall be entitled to retain all Account Collateral in the Reserve Account as additional security for the Obligations and (iii) shall have the rights and remedies in respect of the Account Collateral and the Reserve Account set forth in Paragraph 4(g) hereof.

                  (d) Pledge and Grant of Security Interest. As collateral security for the Obligations, each of the REIT and the Borrower and, by virtue of its execution and delivery of a ratification of the Subsidiaries Guaranty, each Subsidiary of the REIT and the Borrower, hereby (i) grants to the Administrative Agent the right to receive all Income of the REIT and its Subsidiaries and (ii) pledges and assigns to the Administrative Agent a continuing possessory lien upon and security interest in, (A) all of the Income of the REIT and its Subsidiaries, (B) all of the right, title and interest in and to the Reserve Account, and (C) all of the right, title and interest of the REIT and its Subsidiaries in and to all deposits of Income and other deposits made from time to time in the Reserve Account in accordance with this Paragraph 4, together with all cash and non-cash proceeds thereof, inclusive of interest thereon (collectively, the "Account Collateral"), from the date of the establishment of the Reserve Account until the termination thereof pursuant to the terms hereof.

                  (e) Cash Equivalents. The Administrative Agent shall direct the Bank to invest and reinvest any balances in the Reserve Account in Cash Equivalents, provided that (i) the maturities of the Cash Equivalents on deposit in the Reserve Account shall be selected and coordinated to become due not later than on the day before any disbursements from the Reserve Account must be made,
(ii) all such Cash Equivalents shall be held in the name of the Administrative Agent or of the Bank, as applicable, and shall be under the sole dominion and control of the Administrative Agent, and (iii) no Cash Equivalent shall be acquired unless the Administrative Agent shall retain a perfected first priority Lien in such Cash Equivalent securing the Obligations and all filings and other actions necessary to ensure the validity, perfection, and priority of such Lien shall have been taken. All funds in the Reserve Account which are invested in

Cash Equivalents shall be deemed to be held in the Reserve Account for all purposes of the Credit Agreement and the other Credit Documents. The Administrative Agent shall have no liability for any loss in investments of funds in the Reserve Account that are invested in Cash Equivalents, and no such loss shall affect Borrower's obligations to fund, or liabilities for funding, the Reserve Account. The REIT and the Borrower agree to include all earnings on the Reserve Account as income of the REIT and the Borrower for federal and applicable state tax purposes. The REIT and the Borrower shall have no right whatsoever to direct the Bank as to the investment of the Account Collateral on deposit from time to time in the Reserve Account.

                  (f) Interest on Account Collateral; Monthly Statements. The Reserve Account shall be maintained as an interest bearing account. All risk of loss in respect of the Account Collateral on deposit in the Reserve Account shall be borne by the REIT and the Borrower. The Administrative Agent shall direct the Bank to provide to the Administrative Agent and the Borrower a monthly statement of account showing deposits into and disbursements from the Reserve Account.

                  (g) Remedies Upon Default. Notwithstanding the foregoing provisions of this Paragraph 4, upon the occurrence and during the continuance of a Default or an Event of Default, the Administrative Agent shall have no obligation to make any disbursement of funds from the Reserve Account, and the Administrative Agent shall have the immediate and continuing right to exercise all rights and remedies afforded to the Administrative Agent under the Credit Agreement and the other Credit Documents, or otherwise at law or in equity in respect of the security for the Loans, in respect of the Reserve Account and the Account Collateral on deposit therein, including, without limitation, the right to withdraw and apply all Account Collateral on deposit in the Reserve Account to the Obligations and/or to any costs or expenses relating to the Properties or the Mortgage Loans; provided, however, that no such application shall be deemed to have been made by the Administrative Agent, by operation of law or otherwise, unless and until actually made by the Administrative Agent.

                  5. Financial Covenant Modifications. (a) Effective on the Effective Date, Section 8.08 of the Credit Agreement shall be restated in its entirety to read as follows:

       "8.08 Minimum Tangible Net Worth; Minimum Net Asset Value. The REIT will not permit the Tangible Net Worth of the REIT and its Subsidiaries to be less than $100,000,000 at any time, and the REIT will not permit the Net Asset Value of the REIT and its Subsidiaries to be less than $100,000,000 at any time."

                  (b) Effective on the Effective Date, the reference to "70.0%" in Section 8.09 of the Credit Agreement shall be changed to "60.0%". Effective on the Effective Date, for purposes of calculating the leverage ratio set forth in Section 8.09 of the Credit Agreement, Book Value shall be calculated without deduction for depreciation and amortization.

                  (c) Effective on the Effective Date, the definition of "Equity Value" shall be deleted from the Credit Agreement.

                  (d) Effective on the Effective Date, the following definitions shall be added to Section 10 of the Credit Agreement in the appropriate alphabetical order:

                  "Net Asset Value" shall mean, as of any calculation date for the immediately preceding three-month period, an amount computed by subtracting Funded Debt on the Borrower's balance sheet as prepared at the end of each quarter in accordance with generally accepted accounting principals from the sum of;

                  a)       10 times

                  i) the Borrower's quarterly rental revenue, interest and financial services fee income, less

                  ii) property operating expenses during that quarter incurred in connection with such income, and

                  b) 8.33 times the Borrower's equity in earnings, computed before depreciation, for the quarter from entities accounted for under the equity method of accounting.

                  The quarterly calculation shall then be annualized.

                  "Funded Debt" shall mean collectively, for purposes of calculating Net Asset Value, Mortgages and bonds payable and the Loans as reflected on the Borrower's consolidated balance sheet at the end of each quarter.

                  6. Release Price. Effective on the Effective Date, clause (i) of the definition of the term "Release Price" set forth in the Credit Agreement shall be restated as follows:

          "(i) an amount equal to 100% of the proceeds of such refinancing, sale or other disposition, net of reasonable and customary closing costs payable to third parties; and"

                  7. Budgets. The Borrower shall, within 30 days following the Effective Date, deliver to the Administrative Agent current budgets for the REIT, the Borrower and their Subsidiaries, prepared in reasonable detail, for review and approval by the Administrative Agent, such approval not to be unreasonably withheld.

                  8. Waiver of Defaults. Effective on the Effective Date, the Administrative Agent (in its capacity as the Administrative Agent and the sole
Bank) hereby waives the occurrence of the Defaults described in the Default Letter. The waiver contained in this Paragraph 8 is intended only to apply to the specific Defaults described in the Default Letter and shall be narrowly construed.

                  9. Agreement of Banks: The Administrative Agent, as of the date hereof, is the only Bank (as defined in the Credit Agreement) and accordingly, and notwithstanding the provisions of Section 2.03(b) of the Credit Agreement, the only consent required for the effectiveness of this Agreement is that of the Administrative Agent. The consent of the Administrative Agent shall be granted upon satisfaction of all applicable conditions precedent set forth in Paragraph 10 of this Agreement.

                  10. Effective Date; Conditions Precedent. This Agreement shall be effective on the date (the "Effective Date") upon which all of the following conditions have been satisfied:

                  (a) The parties hereto shall have executed and delivered this Agreement;

                  (b) The Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower stating that, after giving effect to the provisions of paragraph 8 hereof, no Default or Event of Default under the Credit Agreement and the other Credit Documents has occurred and is continuing as of the Effective Date. In addition, the Administrative Agent shall be satisfied that the Borrower, the REIT and its Subsidiaries are in compliance with all of their respective obligations under the terms of the Credit Agreement and the other Credit Documents;

                  (c) The Borrower shall have paid a non-refundable loan maturity extension fee (the "Extension Fee") to the Administrative Agent in the amount of $1,005,000. The Borrower shall receive a refund of 25% of the Extension Fee if the Obligations are indefeasibly repaid in full before 11:00 a.m. on May 14, 1999;

                  (d) The Borrower shall have executed and/or delivered or caused to be executed and/or delivered to the Administrative Agent such documents and instruments with respect to this Agreement and the transactions contemplated herein as the Administrative Agent may reasonably request, including without limitation, the following: (i) reconfirmations of the Subsidiaries Guaranty and the Parent Guaranty (which documents shall provide for the REIT's Subsidiaries to join in the pledge and grant of the security interest in and to the Reserve Account and the Account Collateral on deposit therein from time to time); (ii) mortgage modification agreements in recordable form, to be filed in the records where each Mortgage is filed, evidencing the maturity date extension, the interest rate modification and the other aspects of this Agreement, in form and content satisfactory to the Administrative Agent; (iii) endorsements to the mortgagee title insurance policies insuring the liens of the Mortgages, down-dating coverage and insuring the Mortgages as modified by the mortgage modifications referred to in clause (ii) above; and (iv) one or more opinions of counsel to the REIT and its Subsidiaries, in form and content satisfactory to the Administrative Agent, addressing such matters as the Administrative Agent may reasonably request, including, without limitation, the enforceability of this Agreement;

                  (e) The REIT and the Borrower shall each ratify, affirm, reaffirm and confirm to the Administrative Agent in writing that each of the representations, warranties, covenants and agreements made by the REIT and the Borrower in the Credit Agreement and other Credit Documents as supplemented and modified hereby are true, correct and complete as of the Effective Date;

                  (f) The REIT and the Borrower shall deliver to the Administrative Agent current certificates of good standing for each of the REIT and the Borrower issued by the Secretary of State of the states in which each entity is formed; and

                  (g) The REIT and the Borrower shall certify in writing to the Administrative Agent and provide copies of term sheets and/or commitment letters or drafts thereof, confirming that the REIT and the Borrower are engaged in negotiations with one or more financial institutions reasonably acceptable to the Administrative Agent regarding the terms and conditions upon which said financial institutions shall refinance the Total Commitment and all other sums due to the Administrative Agent and the Banks under the Credit Agreement and the other Credit Documents not later than January 1, 2000 and the REIT and the Borrower are diligently pursuing the closing of a new financing facility by one or more such financial institution(s) within such time frame.

                  11. Amendments to all Existing Loan Documents. From and after the Effective Date, each reference in any of the Credit Documents relating to the Credit Agreement shall be a reference to the Credit Agreement as supplemented and modified hereby. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of this Agreement shall supersede and be controlling.

                  12. Enforceable Obligations. The REIT and the Borrower hereby ratify, affirm, reaffirm, confirm, acknowledge and agree that (i) the Credit Agreement, and the other Credit Documents, as supplemented and modified by this Agreement, represent the valid, enforceable and collectible obligations of the REIT and the Borrower, and (ii) the Liens, security interests, assignments and other rights evidenced by the Credit Agreement and the other Credit Documents, as supplemented and modified by this Agreement, continue uninterrupted from the their original dates of execution and delivery.

                  13. Payment of Expenses. The Borrower agrees to pay all costs and expenses incurred by the Administrative Agent in connection herewith including, without limitation, all recordation and filing fees, servicing fees, taxes and reasonable attorneys' fees and expenses.

                  14. Limitation of Amendments. This Agreement is limited as specified and other than the specific terms and provisions contained herein shall not constitute an amendment, modification or waiver of, or otherwise affect, in any way, any other provisions of the Credit Agreement, the Notes, the Mortgages or any other Credit Documents.

                  15. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  16. Captions, etc. The use of the singular shall include the plural when the context requires and vice versa. The captions contained herein are for purposes of convenience and are not part of this Agreement.

                  17. Further Assurances. The REIT and the Borrower agree to execute and deliver, or cause to be executed and delivered, to the Administrative Agent all other instruments, certificates, agreements, consents and opinions, and to take, or cause to be taken, such other actions as the Administrative Agent may reasonably require in order to accomplish, evidence or confirm the terms of this Agreement. In connection with the foregoing, the Borrower agrees to pay or provide for to the satisfaction of the Administrative Agent and Issuing Bank the payment of all costs and expenses in connection therewith, including, without limitation, all attorney's fees and expenses.

                  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Section 5-1401 of the General Obligations Law, but otherwise without regard to conflict of law principles.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the day and year first above written.



                                            ELDERTRUST



                                            By: /s/ Edward B. Romanov, Jr.
                                                ------------------------------
                                                Name:   Edward B. Romanov, Jr.
                                                Title: President & CEO



                                            ELDERTRUST OPERATING
                                               LIMITED PARTNERSHIP

                                            By:  ElderTrust, general partner



                                            By: /s/ Edward B. Romanov, Jr.
                                                ------------------------------
                                                Name:   Edward B. Romanov, Jr.
                                                Title: President & CEO



                                            GERMAN AMERICAN CAPITAL
                                               CORPORATION, as a Bank and as
                                               Administrative Agent



                                            By: /s/ Christopher Tognola
                                                ------------------------------
                                                Name: Christopher Tognola
                                                Title: Authorized Signatory



                                            By: /s/ Jon A. Vaccaro
                                                ------------------------------
                                                Name: Jon A. Vaccaro
                                                Title: Vice President

                Exhibit A to Second Amendment To Credit Agreement


March 1, 1999


BY TELECOPIER
German American Capital Corporation,
  as Administrative Agent
31 West 52nd Street
23rd Floor
New York, NY 10019


Gentlemen:

                    Re: Notice Required under Section 7.01(f)
                        -------------------------------------

Pursuant to Section 7.01(f) of the ElderTrust Credit Agreement, ElderTrust is required to provide prompt notice to German American Capital Corporation, as Administrative Agent, when officers obtain knowledge of the occurrence of certain events that constitute a Default or Event of Default. Pursuant to that requirement we advise you as follows:

First, under Section 8.08 the REIT must not allow its equity value to fall below $70 million. For this purpose equity value is defined as the current share price multiplied by the shares outstanding. Currently ElderTrust has approximately 7.2 million shares outstanding and trades at a $7 11/16 share price. This equates to a $55.3 million equity value. The Company's share price fell below $9.19, which equates to the $70 million equity value, on February 4, 1999. The officers identified in Section 7.01(f) became aware that this issue constituted a Default on February 24, 1999.

Second, under Section 8.03 the REIT is not permitted to declare and/or pay a dividend if it is in default under any other section. On February 9, 1999, the REIT declared a dividend while the first default noted above was still continuing. This dividend was paid on February 26, 1999.

Third, on February 22, 1999 the REIT submitted a Notice of Borrowing which resulted in an additional loan of $2.6 million. In that notice the Company represented that no Default or Event of Default "has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof." At that time the defaults noted above were existent.

We hereby request waivers of the foregoing defaults in accordance with Section
12.12 of the Credit Agreement

Sincerely,


/s/ D. Lee McCreary, Jr.
-----------------------------
D. Lee McCreary, Jr.
Senior Vice President and Chief Financial Officer


WAIVER APPROVED:
   Deutsche Bank AG
   New York Branch,
   as issuing bank



-----------------------------
By: